Exhibit 10.1

NORTHWEST PARK

LEASE

ARTICLE 1

Reference Data

1.1	Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	March 31, 2003

Building:	The single story Building in Northwest Park in Burlington, Massachusetts (hereinafter referred to as the “Park”) on a parcel of land known as 63 Second Avenue, a description of which is filed in Middlesex South Registry of the Land Court at Certificate of Title Nos. 136761 (fifth parcel) and 206553, (the Building and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	(i) For lease years 1-3: a portion of the Building consisting of the Rentable Floor Area of Premises set forth below and substantially as shown on Exhibit A attached hereto; and (ii) for lease years 4-5: the entire Building consisting of the Rentable Floor Area of Premises set forth below.

Rentable Floor Area of Premises:	(i) For lease years 1-3: approximately 22,322 rentable square feet; and (ii) for lease years 4-5: approximately 27,098 rentable square feet.

Landlord:	Roger P. Nordblom and Peter C. Nordblom, as Trustees of Northwest Associates under Declaration of Trust dated December 9, 1971 and filed in Middlesex South Registry District of the Land Court as Document No. 493351 with Certificate of Title Nos. 136761 and 206553.

Original Notice Address of Tenant:	c/o Nordblom Management Company, Inc. 15 Third Avenue Burlington, Massachusetts 01803

Tenant:	LeMaitre Vascular, Inc.

Original Notice Address of Tenant:	63 Second Avenue Burlington, Massachusetts 01803

Expiration Date:	The last day of the fifth (5th) lease year (as hereinafter defined)

Commencement Date:	April 1, 2003

Rent Commencement Date:	Subject to Section 11.11, the earlier to occur of (i) June 1, 2003 or (ii) the date on which Tenant occupies all or any portion of the Premises for the conduct of its business.

Annual Fixed Rent Rate:

$129,108.00 during the first lease year;

$184,908.00 during the second lease year;

$240,720.00 during the third lease year;

$315,576.00 during the fourth lease year; and

$342,672.00 during the fifth lease year.

Monthly Fixed Rent Rate:

$10,759.00 during the first lease year;

$15,409.00 during the second lease year;

$20,060.00 during the third lease year;

$26,298.00 during the fourth lease year; and

$28,556.00 during the fifth lease year.

Security and Restoration Deposit:	$75,000.00 upon execution of this Lease by Tenant. Upon the second anniversary of the lease term the Security and Restoration Deposit shall be increased as set forth in Section 4.4 herein.

Tenant’s Percentage:	(i) For lease years 1-3: the ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building, which shall initially be deemed to be eighty-two and 38/100 (82.38%) percent; and (ii) for lease years 4-5: Tenant’s Percentage shall be deemed to be one hundred (100%) percent.

Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year:	$38,400.00

Initial Estimate of Tenant’s Percentage of Operating Costs for the Calendar Year:	$44,040.00

Permitted Uses:	Office, research and development, and light manufacturing.

Public Liability Insurance Limits:

Commercial General Liability:	$3,000,000 per occurrence $5,000,000 general aggregate

1.2	Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises.
EXHIBIT B	Commencement Date Notification
EXHIBIT C	Intentionally Deleted
EXHIBIT D	Intentionally Deleted
EXHIBIT E	Rules and Regulations
EXHIBIT F	Form Tenant Estoppel Certificate

1.3	Table of Articles and Sections.

ARTICLE 1—Reference Data

1.1	Subject Referred To
1.2	Exhibits
1.3	Table of Articles and Sections

ARTICLE 2—Premises and Term

2.1	Premises
2.2	Term
2.3	Extension Option

ARTICLE 3—Improvements

3.1	Condition of Premises
3.2	Tenant’s Work
3.3	Allowance

ARTICLE 4—Rent

4.1	The Fixed Rent
4.2	Additional Rent
4.2.1 Real Estate Taxes
4.2.2 Personal Property Taxes
4.2.3 Operating Costs
4.2.4 Insurance
4.2.5 Utilities
4.3	Late Payment of Rent
4.4	Security and Restoration Deposit

ARTICLE 5—Landlord’s Covenants

5.1	Affirmative Covenants
5.1.1 Heat and Air-Conditioning
5.1.2 Electricity
5.1.3 Water
5.1.4 Elevator, Fire Alarm
5.1.5 Repairs
5.2	Interruption
5.3	Intentionally Deleted
5.4	Access
5.5	Insurance
5.6	Condition of Premises
5.7	Landlord’s Indemnification
5.8	Adjacent Uses

ARTICLE 6—Tenant’s Additional Covenants

6.1	Affirmative Covenants
6.1.1 Perform Obligations
6.1.2 Use
6.1.3 Repair and Maintenance
6.1.4 Compliance with Law
6.1.5 Indemnification
6.1.6 Landlord’s Right to Enter
6.1.7 Personal Property at Tenant’s Risk
6.1.8 Payment of Landlord’s Cost of Enforcement
6.1.9 Yield Up
6.1.10 Rules and Regulations
6.1.11 Estoppel Certificate
6.1.12 Landlord’s Expenses Re: Consents
6.2	Negative Covenants
6.2.1 Assignment and Subletting
6.2.2 Nuisance
6.2.3 Intentionally Deleted
6.2.4 Floor Load: Heavy Equipment
6.2.5 Installation, Alterations or Additions

6.2.6 Abandonment
6.2.7 Signs
6.2.8 Parking and Storage

ARTICLE 7—Casualty or Taking

7.1	Termination
7.2	Restoration
7.3	Award

ARTICLE 8—Defaults

8.1	Events of Default
8.2	Remedies
8.3	Remedies Cumulative
8.4	Landlord’s Right to Cure Defaults
8.5	Effect of Waivers of Default
8.6	No Waiver, etc.
8.7	No Accord and Satisfaction

ARTICLE 9—Rights of Mortgage Holders

9.1	Rights of Mortgage Holders
9.2	Lease Superior or Subordinate to Mortgages

ARTICLE 10—Miscellaneous Provisions

10.1	Notices from One Party to the Other
10.2	Quiet Enjoyment
10.3	Lease not to be Recorded
10.4	Limitation of Landlord’s Liability
10.5	Acts of God
10.6	Landlord’s Default
10.7	Brokerage
10.8	Applicable Law and Construction

ARTICLE 11—Hazardous Materials

11.1	No Releases of Hazardous Materials
11.2	Notices of Release of Hazardous Materials
11.3	Landlord’s Right to Inspect
11.4	Landlord’s Right to Audit
11.5	Tenant Audit
11.6	Remediation
11.7	Tenant’s Reporting Requirements; Management and Safety Plan
11.8	Indemnification
11.9	Notice to Tenant
11.10	Delivery of Reports
11.11	Asbestos

ARTICLE 2

Premises and Term

2.1	Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, the common stairways, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than entire rentable area of any floor, excluding the central core area of such floor.

Tenant shall have, as appurtenant to the Premises, rights to use, in common for lease years 1-3 and exclusively for lease years 4-5, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways of the Building, (b) common walkways and driveways necessary for access to the Building, (c) the common parking areas serving the Building, (d) the loading dock serving the Building, and (e) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor. Tenant shall further have the right to use the space above the suspended ceiling in order for Tenant to install its conduits, cables and pipes, provided said installation is done in compliance with all applicable codes, regulations, ordinances and/or laws and pursuant to the terms and conditions of subsection 6.2.5 of this Lease (it being further agreed by Tenant that said installations shall not constitute “nonstructural, interior installations or alterations” as set forth in subsection 6.2.5 (b)).

There are approximately 76 parking spaces serving the Building. Tenant shall be permitted to use its proportionate share of said available parking. Subject to the actions of and/or directives or orders from governmental and other authorities, and/or the actions of utility companies, Landlord shall not decrease the size of the existing parking area serving the Building.

Landlord reserves the right from time to time, upon reasonable prior notice to Tenant, except in the case of emergencies, and without unreasonable interference with use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

Landlord shall use reasonable efforts to perform the activities permitted under this paragraph during normal business hours.

2.2	Term. TO HAVE AND TO HOLD for a term beginning on the Commencement Date, and ending on the Expiration Date, unless sooner terminated as hereinafter provided. When the dates of the beginning and end of the term have been determined, such dates shall be evidenced by a document, in the form attached hereto as Exhibit B, which Landlord shall complete and deliver to Tenant, and which shall be deemed conclusive unless Tenant shall notify Landlord of any disagreement therewith within ten (10) business days of receipt.

The term “lease year” as used herein shall mean a period of twelve (12) consecutive full calendar months. The first lease year shall begin on the Commencement Date if the Commencement Date is the first day of a calendar month; if not, then the first lease year shall commence upon the first day of the calendar month next following the Commencement Date. Each succeeding lease year shall commence upon the anniversary date of the first lease year.

2.3

Extension Option. Subject to the terms and conditions contained herein, Tenant shall have the right to extend the term of this Lease for one additional period of three (3) years, to begin immediately upon the expiration of the original term of this Lease (the “extended term”), provided that each of the following conditions has been satisfied: (i) as of the date of the Tenant’s Notice of Intent (as defined below), the Landlord’s Notice of the Market Rate (as defined below), the Date of Tenant’s Acceptance (as defined below), and as of the commencement of the extended term, Tenant shall not be in default and shall not have previously been in default of its obligations under this Lease beyond any applicable grace period; (ii) Tenant shall have a net income for the 12-month period immediately preceding the date of the Extension Notice and for the 12-month period immediately preceding the commencement of the extended term; and (iii) simultaneously with delivery of the Extension Notice and also at the commencement of the extended term, Tenant shall have delivered to Landlord an audited statement prepared using generally accepted accounting principles evidencing such net income during each of the periods specified in clause (ii) hereinabove. If an audited statement has not yet been prepared for either of the 12-month periods specified in (ii) above, Tenant shall deliver, in lieu thereof, a financial statement certified by an officer of the company and prepared using generally accepted accounting principles to evidence said net income, provided, however, Tenant shall deliver said audited statement to Landlord immediately upon its completion and if said audited statement does not corroborate the certified financial statement, Landlord shall have the right to terminate the extended term and any extension notice delivered by Tenant shall be deemed null and void and of no further effect as between the parties. Landlord shall not be liable to Tenant for any damages (direct, indirect, punitive, consequential, special or otherwise) incurred by Tenant in connection with any failure of the term of this Lease to be extended hereunder. All of the terms, covenants and provisions of this Lease shall apply to such extended term except that the Annual Fixed Rent Rate for such extension period shall be the market rate at the commencement of such extended term, as designated by Landlord. The “market rate” shall be the annual fair market rental rate during the extended term, for leases, for a space of similar size to the Premises and of a quality comparable to the Premises, in a comparable market as reasonably determined by Landlord. In order for Tenant’s right to extend the term of this Lease to be effective, Tenant shall notify Landlord in writing of its desire to extend the term no later than June 15, 2007 (the “Tenant’s Notice of Intent”). If Tenant delivers the Tenant’s Notice of Intent as aforesaid, then, not later than July 5, 2007, Landlord shall give written notice to Tenant of Landlord’s designation of the market rate (the “Landlord’s Notice of the Market Rate”). Tenant shall either accept or reject in writing Landlord’s designation of the market rate no later than July 15, 2007 (in the event Tenant accepts Landlord’s designation, the date of Tenant’s acceptance is referred to herein as the “Date of Tenant’s Acceptance”). Any failure on the part of Tenant to deliver, or any act or omission by Tenant not to deliver, its notice accepting or rejecting the Landlord’s designation of the market rate shall bind Tenant to Landlord’s designation of the market rate and the extension of this Lease shall automatically be effected without the execution of any additional documents. If Tenant accepts the Landlord’s designation of the market rate, the extension of this Lease shall be automatically effected without the execution of any additional documents. If Tenant fails or decides not to timely deliver its Notice of Intent, or rejects Landlord’s designation of the market rate, as aforesaid, Tenant shall be deemed to have waived its right to extend the term of the Lease hereunder. The original term and the extended term are hereinafter collectively called the “term”.

In any event, the Annual Fixed Rent Rate for the extended term shall not be less than the Annual Fixed Rent Rate in effect immediately prior to such extended term.

ARTICLE 3

Improvements

3.1	Condition of Premises. The Premises are leased to Tenant “as-is” in the condition the Premises are in as of the date hereof without any representations or warranties by Landlord as to the condition or suitability of the Premises for Tenant’s use, and without any obligation by Landlord to construct or prepare the Premises for Tenant’s use or occupancy.

3.2

Tenant’s Work. Promptly following the Commencement Date, Tenant shall perform with reasonable dispatch, at Tenant’s sole cost and expense (except for reimbursement by Landlord of the Allowance as hereinafter provided), all work which is necessary or desirable to prepare the Premises for Tenant’s use and occupancy (the “Tenant’s Work”) in accordance with plans and specifications submitted to and approved in advance in writing by Landlord in each instance. Tenant shall be responsible, at its sole cost and expense, for the preparation of the architectural, electrical and mechanical construction drawings, plans and specifications (called the “construction plans”) which are necessary to perform the Tenant’s Work, which construction plans shall be submitted to Landlord for prior approval. If any of such construction plans are disapproved by Landlord, Landlord shall provide Tenant with specific reasons for such disapproval and the foregoing submission process shall be repeated until all construction plans have been approved by Landlord. Landlord’s approval in each instance shall not be unreasonably withheld, conditioned or delayed for any construction plans (i) which would not involve or affect any structural or exterior element of the Building or any portion thereof, (ii) which would not adversely affect the value of the Building or any portion thereof, (iii) which would not adversely affect the proper functioning of the Building systems or other facilities, or (iv) which would not change the character of the exterior or interior architectural design of the Building. During the performance of Tenant’s Work, Tenant shall not be obligated to pay Fixed Rent, Taxes or Operating Costs to Landlord unless the Rent Commencement Date has occurred. However, Tenant shall reimburse Landlord for its actual costs incurred in connection with the Tenant’s Work, including, without limitation, trash removal, electrical costs and costs of other utilities during construction (if separate accounts have not been established in Tenant’s name with the local utility companies at such time). All Tenant’s Work shall be performed in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and shall be subject to the applicable provisions of this Lease, including, without limitation, subsection 6.2.5. Tenant shall use, as its project manager Nordblom Development Company (pursuant to a separate written agreement between Nordblom Development Company and Tenant)

3.3	Allowance. Landlord shall provide Tenant with an allowance of up to $200,000.00 (the “Allowance”) to be used towards the cost of Tenant’s Work (including the design fees of Tenant’s architects and engineers). When Tenant has incurred costs for the Tenant’s Work, Tenant shall submit to Landlord from time to time (but no more frequently than monthly) requisitions for payment setting forth any costs incurred for Tenant’s Work, together with waivers of lien from all contractors and subcontractors, invoices from contractors, subcontractors and suppliers, and other reasonable documentation evidencing the costs, including fees of architects and engineers, incurred by Tenant for Tenant’s Work, to the reasonable satisfaction of Landlord. Landlord shall, within thirty (30) days following Landlord’s receipt thereof, pay to Tenant ninety (90%) percent of the amount of each such requisition (or of such lesser amount as is approved by Landlord) with ten (10%) percent to be retained. Such payments, in the aggregate, shall not exceed an amount equal to ninety (90%) percent of the Allowance. Landlord shall pay to Tenant the ten (10%) percent retained as aforesaid within thirty (30) days following the submission by Tenant of a written statement from Tenant’s architect or engineer that Tenant’s Work has been completed in accordance with the approved construction plans, a final lien waiver executed by Tenant’s general contractor, and a final certificate of occupancy for, and any other required governmental approvals of, Tenant’s Work. The costs of Tenant’s Work shall include all costs incurred by Tenant for construction and installation of improvements (but excluding any trade fixtures or personal property), including the costs of all labor and materials, and all contractor’s fees. Tenant shall be responsible for paying for all costs of Tenant’s Work not included in the Allowance and for all costs in excess of the Allowance. Tenant shall not be entitled to any rent credit or refund for any unused portion of the Allowance.

ARTICLE 4

Rent

4.1	The Fixed Rent. Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord at the Original Address of Landlord or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, on the first day of each calendar month included in the term; and for any portion of a calendar month following the Rent Commencement Date, at the rate for the first lease year payable in advance for such portion.

If Landlord shall give notice to Tenant that all rent and other payments due hereunder are to be made to Landlord by electronic funds transfers, so called, or by similar means, Tenant shall make all such payments as shall be due after receipt of said notice by means of said electronic funds transfers (or such similar means as designated by Landlord), provided, however, that Tenant shall have the right to suspend such electronic funds transfers for just cause for a reasonable period of time, which cause and period of time must be consented to by Landlord (which consent shall not be unreasonably withheld or delayed).

4.2	Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of taxes and operating costs with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1

Real Estate Taxes. Tenant shall pay to Landlord, as additional rent, for each tax period partially or wholly included in the term, Tenant’s Percentage of Taxes (as hereinafter defined). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tenant’s Percentage of Taxes, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. The initial calculation of the monthly estimated payments shall be based upon the Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year and upon quarterly payments being due to the governmental authority on August 1, November 1, February 1 and May 1, and shall be made when the Commencement Date has been determined. If the total of such monthly remittances for any Tax Year is greater than the Tenant’s Percentage of Taxes for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the difference; if the total of such remittances is less than the Tenant’s Percentage of Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) days following a written notice to Tenant, which notice shall set forth the manner of computation of Tenant’s Percentage of Taxes).

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained. If Landlord does not pursue a tax abatement during the Tax Year in question, Tenant shall have the right to do so in Landlord’s name and Landlord shall reasonably cooperate with Tenant in such effort, provided however, that Tenant shall give prior written notice to Landlord that Tenant elects to seek an abatement and provided, further, that all abatement proceedings are entirely at Tenant’s sole cost and expense.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, corporation, estate, inheritance, succession, capital levy, transfer, gift, income or excess profits taxes assessed on Landlord, or penalties for delinquent payment of Taxes assessed against Landlord provided that such late payment is not caused by or a result of any acts or omissions of Tenant. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2	Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3	Operating Costs. Tenant shall pay to Landlord the Tenant’s Percentage of Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year. Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time. The initial monthly estimated payments shall be in an amount equal to 1/12th of the Initial Estimate of Tenant’s Percentage of Operating Costs for the Calendar Year. If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, maintenance, repair, upkeep and exterior cleaning of the Property, and the portion of such costs and expenses with regard to the common areas, facilities and amenities of the Park which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation and maintenance of parking lots, sidewalks, walking paths, access roads and driveways, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning the exterior of the Building (including without limitation window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property and the Park;

attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee.

There shall not be included in such Operating Costs: (a) brokerage fees (including rental fees) related to the operation of the Building; (b) interest and depreciation charges incurred on the Property; (c) expenditures made by Tenant with respect to (i) janitorial type cleaning, maintenance and upkeep of the interior of the Premises (provided said janitorial and cleaning services are not being provided by Landlord), and (ii) the provision of electricity to the Premises; (d) the cost of any item for which Landlord is reimbursed by insurance proceeds; (e) payments which exceed arms-length competitive market prices for services rendered to the Premises paid to any person, firm or corporation affiliated with Landlord to the extent that the payments for such services exceed the competitive costs that would have been paid to parties unaffiliated with Landlord; (f) costs incurred by Landlord due to a breach by Landlord of the terms and conditions of this Lease but only to the extent such costs do not arise from or are attributable to the acts or omissions of Tenant; (g) costs of correcting defects in the original construction of the Premises; (h) costs resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents; (i) legal fees incurred in tenant disputes, including litigation and arbitration, to the extent said fees are not related to the operation and/or maintenance of the Building, and/or are not related to the relationship (contractual or otherwise) which exists or may exist between Landlord and Tenant; and (j) costs or expenses related to the removal, abatement or remediation of hazardous materials in or about the Building and/or the Property which is existing as of the date hereof, to the extent said costs or expenses are not attributable to or arise from the acts or omission of Tenant or Tenant’s agents, employees, invitees, servants or contractors (which costs and expenses shall be paid for by Tenant).

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings to Operating Costs will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, if Landlord shall make such capital expenditure, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services being supplied hereunder, the variable components of actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

Subject to Article 7 of the Lease, Tenant shall have the right to obligate Landlord to replace the roof of the Building provided Tenant delivers to Landlord evidence reasonably satisfactory to Landlord that the replacement of the roof will result in an actual decrease in Operating Costs (the “Roof Replacement Evidence”). All costs associated with the replacement of the roof shall be treated as a capital expenditure under this subsection 4.2.3. Notwithstanding the foregoing, Landlord shall not in its sole discretion be obligated to replace the roof of the Building as aforesaid during the last twelve (12) months of the term, provided, however, if Tenant delivers the Roof Replacement Evidence during the last twelve (12) months of the term, Landlord shall be responsible for the amount of the differential, if any, between the amortized cost of replacing the roof (as determined pursuant to this subsection 4.2.3) and the cost of Landlord’s maintenance of the roof during the last twelve (12) months of the term as determined from the date reasonably satisfactory Roof Replacement Evidence as aforesaid is delivered to Landlord through the end of the term.

4.2.4	Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain throughout the term the following insurance protecting Landlord:

4.2.4.1

Commercial general liability insurance naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds and indemnifying the parties so named against all claims and demands for death or any injury to person or damage to property which may be claimed to have occurred on the Premises (or the Property, insofar as used by customers, employees, servants or invitees of the Tenant), in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1, and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises.

4.2.4.2	Fire insurance with the usual extended coverage endorsements covering all Tenant’s furniture, furnishings, fixtures, equipment and any and all improvements or alterations installed by or on behalf of Tenant, but excluding the Tenant’s Work.

4.2.4.3	All such policies shall be obtained from responsible companies qualified to do business and in good standing in Massachusetts, which companies and the amount of insurance allocated thereto shall be subject to Landlord’s approval. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Each such policy shall be non-cancelable with respect to the interest of Landlord without at least ten (10) days’ prior written notice thereto. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.4

All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located (even though extra premium may result therefrom). In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If at the request of one party, this non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this subsection shall derogate from or otherwise affect releases elsewhere herein contained of either party for claims. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to

Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.5	Utilities. Tenant shall pay all charges made by public authority or utility for the cost of electricity furnished or consumed on the Property, all charges for any utilities supplied by Landlord to the Property pursuant to Subsection 5.1.1, and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsection 5.1.1, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3	Late Payment of Rent. If any installment of rent is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4	Security and Restoration Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord the Security and Restoration Deposit. Upon the second anniversary of the lease term, Tenant shall deposit with Landlord an additional security and restoration deposit equal to twenty-five thousand ($25,000.00) dollars, which additional deposit shall be added to and become a part of the Security and Restoration Deposit. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.

If the Fixed Rent or Additional Rent or any other sum payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security to the original sum deposited. Should Tenant comply with all of said terms and promptly pay all of the rentals as they fall due and all other sums payable by Tenant to Landlord, said deposit shall be returned in full to Tenant at the end of the term.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

ARTICLE 5

Landlord’s Covenants

5.1	Affirmative Covenants. Landlord covenants with Tenant:

5.1.1	Heat and Air-Conditioning. To furnish to the Premises, separately metered and at the direct expense of Tenant as hereinabove provided, heat and air-conditioning (reserving the right, at any time, to change energy or heat sources) sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat), during such hours of the day and days of the year that the Building is normally open. Tenant acknowledges that there is one separate meter for the Building and that although Tenant is occupying less than the entire Building for lease years 1-3, Tenant agrees that it shall be responsible for paying all charges incurred pursuant to this section for the term of this Lease.

5.1.2	Electricity. To furnish to the Premises, separately metered and at the direct expense of Tenant as hereinabove provided, reasonable electricity for Tenant’s Permitted Uses. Tenant acknowledges that there is one separate meter for the Building and that although Tenant is occupying less than the entire Building for lease years 1-3, Tenant agrees that it shall be responsible for paying all charges incurred pursuant to this section for the term of this Lease. If Tenant shall require electricity in excess of reasonable quantities for Tenant’s Permitted Uses and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3	Cleaning. To furnish water for ordinary cleaning, lavatory and toilet facilities.

5.1.4	Fire Alarm. To maintain fire alarm systems within the Building.

5.1.5

Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas, facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2	Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described services, repairs or replacements caused by breakage and accidents beyond the control of Landlord, strikes, repairs beyond the control of Landlord, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

5.3	Intentionally Deleted.

5.4	Access. Tenant shall have access to the Premises at all times.

5.5	Landlord’s Insurance. Landlord shall take out and maintain throughout the term (i) all-risk casualty insurance in an amount equal to 100% of the replacement cost of the Building, including the Tenant’s Work, but specifically excluding any other improvements installed by Tenant during the term, and (ii) comprehensive general liability insurance with respect to the Property in commercially reasonable amounts. Landlord shall not be required to carry insurance of any kind on any improvements in the Premises installed at Tenant’s expense including, without limitation, the Tenant’s Work.

5.6	Condition of Premises. As of the date of this Lease, Landlord represents and warrants that (i) the Building is in compliance with the applicable local building code but makes no representation or warranty as to whether the Building is in compliance with the Americans With Disabilities Act; and (ii) the heating, ventilation and air conditioning system and other mechanical systems serving the Building are in serviceable working order.

5.7

Landlord’s Indemnification. Landlord shall indemnify, defend and save Tenant harmless from and against all claims brought by, liability imposed by, or loss or damage arising from the actions of (including the cost of any cleanup or remediation) a governmental authority having jurisdiction over the Property caused by a release or threat of release of Hazardous Materials (as defined in Section 11.1 below) from or at the Property prior to the Commencement Date or, if after the Commencement Date, which is solely caused by Landlord’s use, storage or disposal of Hazardous Materials including, without limitation, liability under any federal, state or local laws, requirements and regulations; provided, however, that this indemnity shall not apply (i) in the event Tenant uses, stores, handles, holds, transports or disposes at, on or under the Property the Hazardous Materials which are the subject of such claim, liability, loss and/or damage, unless Tenant provides evidence satisfactory to Landlord that the Hazardous Materials which are the subject of such claim, liability, loss and/or damage are not caused by or attributable in whole or in part to Tenant, (ii) in the event Tenant or its agents, employees or contractors causes or contributes to the release or threat of release of Hazardous Materials, or (iii) to any claim brought or liability imposed under any law, regulation or ordinance, or common law, arising out of any personal injury or damage suffered or alleged to have been suffered by Tenant’s employees, agents, invitees or contractors. The provisions of this Section 5.7 shall survive the expiration or earlier termination of this Lease.

5.8	Adjacent Uses. Landlord shall not knowingly lease the vacant space in the Building adjacent to the Premises leased by Tenant during lease years 1-3 to another tenant who actively uses and stores Hazardous Materials as a primary component of such tenant’s business operation, excluding, however, Hazardous Materials used or stored in connection with general office purposes (for example, and by way of example only, customary office and cleaning supplies, or the toner and other fluids in a printing or facsimile machine).

ARTICLE 6

Tenant’s Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof.

6.1.1	Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2	Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant’s sole expense. With respect to any licenses or permits relating to or affecting the Property for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.3

Repair and Maintenance. To maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems located within the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. (Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4	Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof.

6.1.5	Indemnification. To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the gross negligence, fault or misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. Landlord shall not settle any such claim without first consulting with Tenant and obtaining the consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

6.1.6

Landlord’s Right to Enter. Upon reasonable prior notice from Landlord (except in emergencies), to permit Landlord and its agents to enter into and examine the Premises at reasonable times and to show the Premises (other than to prospective tenants, except as otherwise set forth in this Section 6.1.6), and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to show the Premises to prospective tenants’ and to keep affixed in suitable places notices of availability of the Premises. Landlord shall use reasonable efforts to perform such showings during normal business hours.

6.1.7	Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8	Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9	Yield Up. At the expiration of the term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such installations made by it as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises, by the provisions of this Lease, loss by fire or other casualty excepted. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to two (2) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10	Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations.

6.1.11	Estoppel Certificate. Upon not less than ten (10) business days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying, to the extent true and accurate, all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises, provided such mortgagee or prospective purchaser first executes a non-disclosure agreement with Tenant reasonably acceptable to Tenant.

6.1.12	Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2	Negative Covenants. Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1

Assignment and Subletting. Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Landlord may terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the spice involved in the case of a proposed subletting, by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting. If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed to an assignment or to a subletting, provided that the following conditions are met:

(i)	the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)	the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord; and

(iii)	the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is negotiating or has negotiated within the preceding six months regarding the possibility of leasing space in the Building or the Park.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable marketing expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

Whenever Tenant lists with a broker or brokers or otherwise advertises, holds out or markets the Premises or any part thereof for sublease or assignment, Tenant shall give Nordblom Company, as brokers, a non-exclusive listing with respect to such sublease or assignment. Landlord shall use reasonable efforts to cooperate with Tenant’s broker.

If at any time during the term of this Lease, there is a name change, reformation or reorganization of the Tenant entity, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change, reformation or reorganization.

Notwithstanding the foregoing provisions of Subsection 6.2.1, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any corporation which controls or is controlled by Tenant, or to any corporation into which or with which Tenant is merged or consolidated, or to any corporation which purchases all or substantially all of the assets of Tenant’s business, or to any corporation resulting from another form of corporate reorganization, provided that (a) the assignee or sublessee agrees to assume and perform, in full, the obligations of Tenant under this Lease by written instrument reasonably satisfactory to Landlord (which instrument shall be delivered to Landlord fifteen (15) days prior to the effective date of any such transaction), (b) Tenant remains fully and primarily liable under this Lease, (c) the use of the Premises remains unchanged, and (d) the successor to Tenant will have on the effective date of the assignment or sublease a net worth at least equal to or greater than the net worth that Tenant had immediately prior to the merger, consolidation, acquisition, transfer or transaction permitted herein, and provided further that proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least fifteen (15) days prior to the effective date of any such transaction.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3	Intentionally Deleted.

6.2.4	Floor Load: Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

6.2.5	Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Notwithstanding the foregoing, Tenant may, without the prior consent of Landlord, (a) paint and carpet the Premises and (b) make such other nonstructural, interior installations or alterations not exceeding $5,000.00 in cost in the aggregate during any lease year, providing the same do not reduce the value of the Property or impair the structural integrity of the Building or the systems, mechanical or otherwise, serving the same, or involve penetrations of the ceiling grid (or removal of the same), roof or exterior walls, and further provided that Tenant shall furnish Landlord with as built plans upon completion of such work. Tenant shall pay promptly when due the entire cost of any work to the premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Not to grant a security interest in, or to lease, any personal property being installed in the Premises (including, without limitation, demountable partitions) without first obtaining an agreement, for the benefit of Landlord, from the secured party or lessor that such property will be removed within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease and that a failure to so remove will subject such property to the provisions of subsection 6.1.9 of the Lease. Tenant shall have thirty (30) days from the date of this Lease to obtain the aforementioned agreement from any existing secured party or lessor.

6.2.6	Abandonment. Not to abandon or vacate the Premises during the term.

6.2.7	Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Notwithstanding the foregoing, Tenant shall be permitted to place an identification sign on the Building at Tenant’s expense, in conformance with Northwest Park’s sign policy and all applicable laws, ordinances and regulations and subject to Landlord’s prior approval (which shall not be unreasonably withheld or delayed). Such sign shall be maintained in good repair by Tenant at Tenant’s expense.

6.2.8	Parking and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1	Termination. In the event that (a) the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or (b) the Premises shall be destroyed or damaged by fire or casualty, or by the action of any public authority to the extent of more than 25% of the rentable floor area of the Premises, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. In the event that the Premises, in whole or in part, are destroyed or damaged by fire or casualty, or by the action of public authority, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within one hundred eighty (180) days from the date of the fire or casualty, then this Lease may be terminated at the election of Landlord or Tenant, which election shall be made by the giving of notice to the other party within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties. Notwithstanding the foregoing, in the event all or a material part of the Premises is taken by any public authority for any public use, Tenant shall have the right to terminate this Lease by giving notice to Landlord and the Lease shall terminate as of the date of vesting of title in the condemning authority.

7.2

Restoration. If Landlord or Tenant does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. If Landlord shall not have restored the Premises within one hundred eighty (180) days from the taking or casualty, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord, effective at the expiration of thirty (30) days from the giving of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 30-day period, Landlord shall have completed such restoration.

7.3	Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases, except for Tenant’s insurance proceeds allocable to personal property and business loss and, in the case of a taking by a public authority, awards made to Tenant for its personal property, fixtures and moving expenses. Except for such awards, Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.

7.4	Disbursement of Insurance Proceeds. That parties agree that Tenant’s property insurance on any improvements in the Premises installed by or on behalf of Tenant shall be adjusted and disbursed in accordance with this subsection 7.4. If a fire or other casualty occurs and this Lease is not terminated as a result thereof, the Tenant’s insurance shall be adjusted by Tenant and the proceeds thereof shall be paid to Landlord to fund the Landlord’s restoration work. If the Lease is terminated as a result of a fire or other casualty, then Tenant’s insurance shall be adjusted and the proceeds thereof shall be paid to Tenant, provided, however, that Tenant agrees to pay Landlord for Landlord’s share of the insurance proceeds attributable to the improvements in the Premises installed by or on behalf of Tenant not yet paid for by Tenant at the time of such fire or casualty.

ARTICLE 8

Defaults

8.1

Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s leasehold interest shall be taken on execution, or (d) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within ten (10) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. Landlord shall use reasonable efforts to provide Tenant with thirty (30) days prior notice of any such auction or private sale.

8.2	Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the term over the rental value of the Premises for said residue of the term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Tenant further covenants as additional and cumulative obligations after any such termination, to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section 8.2 provided and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason pf the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3	Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4	Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5	Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6	No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7	No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1

Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2

Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder and Tenant and the holder execute a commercially reasonable subordination, non-disturbance and attornment agreement in the holder’s usual and customary form). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all commercially reasonable instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary. Landlord shall use reasonable efforts to obtain a so-called non-disturbance agreement for the benefit of Tenant from its current lender in said lender’s usual and customary form.

ARTICLE 10

Miscellaneous Provisions

10.1	Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, or when delivered to such address by hand.

10.2	Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3	Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute.

10.4	Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

10.5	Acts of God. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

10.6	Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Landlord shall not be liable in any event for incidental or consequential damages to Tenant by reason of Landlord’s default, whether or not notice is given. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

10.7	Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Nordblom Company and GVA Thompson Doyle Hennessey & Stevens (the “Brokers”), and in the event of any brokerage claims, other than by the Brokers, against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim. Landlord warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than the Brokers, and in the event of any brokerage claims, other than by the Brokers, against Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend the same and indemnify and hold Tenant harmless against any such claim.

10.8	Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

ARTICLE 11

Hazardous Materials

11.1	No Releases of Hazardous Materials. Tenant covenants and agrees not to use, release, dispose, manufacture, store, or transport any Hazardous Materials (hereinafter defined) at, on, under or from the Premises and the Property except in compliance with any and all laws, regulations, ordinances or orders promulgated, and as may be amended, by any governmental authority having jurisdiction over the Hazardous Materials or the Property (collectively, “Legal Requirements”), and except for those Hazardous Materials used in the ordinary course of Tenant’s business, but only in compliance with all applicable Legal Requirements and any reasonable requirements of Landlord (such as requirements for fencing or other locked enclosures). Tenant shall comply with all governmental reporting requirements with respect to Hazardous Materials and all chemicals and flammable substances (in whatever form) used by Tenant in its business operations, and shall deliver to Landlord copies of all such reports. In the event that a release or threat of release of Hazardous Materials occurs at, from or upon the Premises or Property during the term of this Lease, Tenant shall at its expense perform all actions required under any and all applicable Legal Requirements to assess, contain, remove or respond to such release or threat of release; provided, however, that Tenant’s work or actions hereunder shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing sentence, in the event of an environmental emergency whereby a governmental authority having jurisdiction has directed or Legal Requirements specify Tenant to take immediate action to report and/or to contain, remove or respond to a release or threat of release, and provided Tenant has used reasonable efforts to contact Landlord for approval as aforesaid and Landlord has failed to timely respond to Tenant, Tenant shall be permitted to take such immediate action and shall use best efforts to inform Landlord of the actions so taken, it being understood and agreed that any further actions beyond the emergency action shall still require Landlord’s approval as aforesaid. The term “Hazardous Materials” shall mean any and all materials defined or classified as “hazardous materials” “hazardous waste,” “hazardous substance,” “toxic substance,” “hazardous pollutant,” “toxic pollutant” or “oil” under 42 U.S.C. §9601 et. seq. (CERCLA), 42 U.S.C. §6901 et. seq. (RCRA), M.G.L. c. 21C or M.G.L. c. 21E and any regulations promulgated pursuant to those statutes, all as amended.

11.2	Notices of Release of Hazardous Materials. Tenant shall promptly notify Landlord in writing of all spills, releases or threat of release of Hazardous Materials caused by or involving Tenant or its business operations, and all notices, orders, fines or communications of any kind received by Tenant from any governmental authority or third party concerning the presence or suspected presence of Hazardous Materials on the Premises or the Property, the migration or suspected migration of Hazardous Materials from the Premises or the Property to other property, or the migration or suspected migration of Hazardous Materials from other property to the Premises or the Property.

11.3

Landlord’s Right to Inspect. Landlord, its officers, employees, contractors and agents shall have the right, but not the duty, to inspect areas of the Premises, Building and Property to determine whether Tenant is complying with CERCLA, RCRA, Chapter 21C,

Chapter 21E, and other state and federal environmental laws, or regulations promulgated pursuant to any of the foregoing, as amended. Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts. Landlord shall use reasonable efforts to perform such inspections pursuant to this Section 11.3 during normal business hours.

11.4	Landlord’s Right to Audit. Tenant shall permit Landlord, its employees and its agents (including its environmental consultant), access to all areas of the Premises for the purposes of conducting an environmental assessment or inspection during regular business hours, or during other hours either by agreement of the parties or in the event of an environmental emergency. In the event Landlord shall exercise its rights under this Section 11.4, (i) Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts; and (ii) except in the case of an environmental emergency, Landlord shall exercise said assessment or inspection right no more than one time during any 12 month period of the term, provided, however, that said limitation of one audit every 12 months (a) shall not apply and be counted towards any assessments or inspections required by any lender of Landlord; and (b) shall be deemed void and of no force and effect in the event Landlord has a reasonable belief that a release or threat of release of Hazardous Materials or a violation of a Legal Requirement existed or exists at, on, under or from the Premises or the Property.

11.5	Tenant Audit. Landlord shall have the right, from time to time, during the term of this Lease (provided that Landlord has a reasonable belief that Hazardous Materials are present on the Property and are in violation of any Legal Requirements and has delivered to Tenant evidence to support such belief) and upon the expiration of the term of this Lease, to require that Tenant hire, and in such event, Tenant shall at its own expense hire, an environmental consultant satisfactory to Landlord to undertake an environmental assessment, inspection and/or sampling at the Property to determine whether Hazardous Materials have been released during the term of the Lease.

11.6	Remediation. Should the assessment, inspection or sampling performed pursuant to Sections 11.4 or 11.5 above, or any other assessment, inspection or sampling, reveal that there has been a release or threat of release of Hazardous Materials by Tenant or its employees, agents or contractors, then Tenant shall, at its expense, undertake all response actions required by Landlord or any Legal Requirement, and Tenant shall promptly thereafter restore any areas damaged or affected by such response actions.

11.7

Tenant’s Reporting Requirements; Management and Safety Plan. Upon the execution of this Lease, Tenant shall submit to Landlord a list that specifies the materials that Tenant will use or store on the Premises in the ordinary course of its business. Tenant shall provide Landlord with an updated list every twelve (12) months. Any additions to said list will be subject to the approval of Landlord, which shall not be unreasonably withheld or delayed, provided, however, that Landlord’s approval shall not be required if said materials are being used solely and exclusively by Tenant and in connection with the research and development and manufacturing of medical devices. In all other cases,

Landlord’s approval shall be required. Within thirty (30) days after the Date of this Lease, Tenant shall at its expense prepare and deliver to Landlord and Landlord’s environmental consultant for their review and approval a so-called “Chemical Management and Facility Safety Plan” (the “Plan”). Tenant shall amend the Plan if requested by Landlord. Tenant shall operate its business at the Premises in accordance with the procedures and practices set forth in said Plan, and shall promptly remedy from time to time any practices, procedures or conditions, at Tenant’s expense, that violate, or which in the reasonable judgment of Landlord or its consultant, would with the passage of time violate, the provisions of this Article 11.

11.8	Indemnification. Tenant agrees to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Tenant, its employees, agents or contractors at, on, upon or from the Premises or Property from and after the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property. The provisions of this Section 11.8 shall survive the expiration or earlier termination of this Lease.

11.9	Notice to Tenant. Landlord shall use reasonable efforts to notify Tenant of any release of Hazardous Materials by any other tenants of the Park on any properties owned by Landlord which abut the Property provided Landlord first has knowledge of the same.

11.10	Delivery of Reports. Tenant acknowledges and agrees that Landlord has furnished to Tenant (a) a letter dated March 11, 2003 from GEI Consultants, Inc. to Nordblom Management Company regarding “Property Status Update: Building 5, 63 Second Avenue, Northwest Park, Burlington, Massachusetts”; (b) a Preliminary Environmental Site Assessment Update dated July 30, 1997 regarding Building 5, 63 Second Avenue, Northwest Park, Burlington, Massachusetts; and (c) an asbestos report to be prepared by Smith & Wessel Associates, Inc. (the “Asbestos Report”) (collectively, (a) - (c) are hereinafter referred to as the “Environmental Reports”). Landlord represents to Tenant that Landlord has no knowledge of any release or threat of release of Hazardous Materials on the Premises other than what is described and set forth in the Environmental Reports.

11.11	Asbestos. Landlord shall be responsible at its sole cost and expense for removing or encapsulating asbestos, if any, found in the Building, if such removal or encapsulation is recommended by the Asbestos Report (the “Asbestos Work”). In the event Tenant is actually delayed in completing Tenant’s Work and occupying the Premises by June 1, 2003 solely as a result of Landlord performing the Asbestos Work, the Rent Commencement Date shall be postponed by one (1) day for each day of delay directly caused by Landlord’s performance of the Asbestos Work.

WITNESS the execution hereof under seal on the day and year first above written:

Landlord:

/s/ ROGER P. NORDBLOM
As Trustee, but not individually

/s/ PETER C. NORDBLOM
As Trustee, but not individually

Tenant:

By:	/S/ TRENT G. KAMKE
Name:	Trent G. Kamke
Its:	Vice President — Operations

By:	/S/ DAVID ROBERTS
Name:	David Roberts
Its:	CFO

EXHIBIT A

PLAN SHOWING THE PREMISES

EXHIBIT B

COMMENCEMENT DATE NOTIFICATION

To:___________________________

                        (Tenant)

___________________ (“Landlord”) and ___________________ (“Tenant”) are parties to a lease (“Lease”) dated ______________________ of premises in a building known as ______________________, Massachusetts. Landlord hereby notifies Tenant that the term of the Lease commenced on and will end on _________________________ and that the first lease year commenced on _____________ and will end on ________________. Although not required for this notification to be effective, we would appreciate your confirming the foregoing by signing the enclosed copy of this letter and returning it to us.

(Landlord)

By:

Confirmed:

(Tenant)

By:

EXHIBIT E

RULES AND REGULATIONS

1.	The sidewalks, entrances, passages, corridors, vestibules, halls, elevators, or stairways in or about the Building shall not be obstructed by Tenant.

2.	Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.

3.	If Tenant’s use of the Premises causes any increase above normal insurance premiums on the Building, Tenant shall be responsible for and pay to Landlord the amount of any increase in the insurance premiums.

4.	No vehicles or animals of any kind shall be brought into or kept in or about the Premises. No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

5.	Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

6.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

7.	Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

8.	Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease. Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

9.	Tenant acknowledges that the Building has been designated a non-smoking building. At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building or, except in specified locations, directly outside the Building.

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO: ___________________________ (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1. The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated _______________, 20__, by and between ________________ as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as ______________ (the “Premises”) in the building located at ______________, _______________, Massachusetts.

2. The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

     ________________________________________________________

     ________________________________________________________

     ________________________________________________________

3. The undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid. In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

     ________________________________________________________

     ________________________________________________________

     ________________________________________________________

4. 1.	The term of the Lease began (or is scheduled to begin) on ________________, 20__ and will expire on ______________, 20__;

2.	The fixed rent for the Premises has been paid to and including _________________, 20__;

3.	The fixed rent being paid pursuant to the Lease is at the annual rate of $_________________; and

4.	The escalations payable by Tenant under the Lease are currently $ , based on a pro rata share of _____%, and have been reconciled through _____________, 20__.

5. (i) No party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

     ________________________________________________________

     ________________________________________________________

6. Since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

7. Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest.

8. Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor does Tenant have any right to terminate the Lease, except (if none, so state):

     ________________________________________________________

     ________________________________________________________

     ________________________________________________________

9. Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor any right or interest with respect to the Premises or the real property of which the Premises are a part. Tenant has no right to renew or extend the term of the Lease or expand the Premises except (if none, so state):

     ________________________________________________________

     ________________________________________________________

     ________________________________________________________

10. The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the, acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF _____________, 20__.

TENANT:

By:
Name:
Title:
Duly Authorized

FIRST AMENDMENT OF LEASE

THIS AMENDMENT made and entered into as of the 21st day of May, 2004 by and between Rodger P. Nordblom and Peter C. Nordblom, as Trustees of Northwest Associates (“Landlord”) and LeMaitre Vascular, Inc. (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a lease dated March 31, 2003 (the “Lease”) for premises (the “Premises”) initially containing 22,322 rentable square feet in the building (the “Building”) located at 63 Second Avenue, Burlington, Massachusetts;

WHEREAS, pursuant to the current terms of the Lease, on April 1, 2006 the Premises are scheduled to expand by an additional 4,776 rentable square feet (the “Additional Space”) to contain 27,098 rentable square feet, such figure representing the entire rentable square footage of the Building;

WHEREAS, the parties wish to amend the Lease such that the date of such expansion of the Premises shall be changed;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree that the Lease shall be amended as follows, effective as of the date of this Amendment:

1. The definition of the Premises, as contained in Section 1.1 of the Lease, shall be amended such that as of the date (the “Additional Space Commencement Date”) that is the later to occur of (1) August 1, 2004, or (2) the date Landlord delivers possession of the Additional Space to Tenant vacant and free of all occupants, the Premises shall be deemed to contain 27,098 rentable square feet.

2. The Annual Fixed Rent Rate and the Monthly Fixed Rent Rate specified in Section 1.1 of the Lease shall changed according to the following schedule:

Time Period:	Annual Fixed Rent Rate:	Monthly Fixed Rent Rate:
Additional Space Commencement Date - March 31, 2005	$220,728.00	$18,394.00
April 1, 2005 - March 31, 2006:	$288,480.00	$24,040.00
April 1, 2006 - March 31, 2007:	$315,576.00	$26,298.00
April 1, 2007 - March 31, 2008:	$342,672.00	$28,556.00

3. Tenant’s Percentage, as defined in Section 1.1 of the Lease, shall be amended such that as of the Additional Space Commencement Date Tenant’s Percentage shall be deemed to be 100%.

4. As of the Additional Space Commencement Date, any rights to the Building granted under the Lease to Tenant in common with other tenants of the Building shall become rights exclusive to Tenant.

5. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

6. The recitals at the beginning of this Amendment are hereby incorporated into this Amendment.

As amended hereby, the Lease is ratified and confirmed in all respects, and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment under seal as of the date first written above.

LANDLORD:

/S/ ROGER P. NORDBLOM
Rodger P. Nordblom as Trustee and not individually

/S/ PETER C. NORDBLOM
Peter C. Nordblom as Trustee and not individually

TENANT:

LEMAITRE VASCULAR, INC.

By:	/S/ TRENT G. KAMKE

Print Name:	Trent G. Kamke
Print Title:	Vice President — Operations
Hereunto duly authorized